Exhibit 4.6

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

Gladstone Commercial Corporation (which we refer to as “we,” “us,” or the “Company”) has three classes of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”): our common stock, par value $0.001 per share (“common stock”), our 7.00% Series D Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Series D Preferred Stock”), and our 6.625% Series E Cumulative Redeemable Preferred Stock, par value $0.001 per share (“Series E Preferred Stock”). Our senior common stock, par value $0.001 per share (“Senior Common Stock”) is not registered under Section 12 of the Exchange Act.
DESCRIPTION OF CAPITAL STOCK
General
Our authorized capital stock consists of 100,000,000 shares of capital stock, par value $0.001 per share, 86,290,000 of which are classified as common stock, 6,000,000 of which are classified as Series D Preferred Stock, 6,760,000 of which are classified as Series E Preferred Stock and 950,000 of which are classified as Senior Common Stock. Under our charter, our board of directors is authorized to classify and reclassify any unissued shares of capital stock by setting or changing in any one or more respects, from time to time before issuance of such stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption of such stock. Our board of directors may also, without stockholder approval, amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class that we have authority to issue.
For purposes of this Exhibit 4.6, we refer to our common stock which is listed on Nasdaq Global Select Market under the symbol “GOOD” as our “Listed Common Stock” and we refer to our non-listed Senior Common Stock as our “Senior Common Stock.” We collectively refer to our Series D Preferred Stock and our Series E Preferred Stock as our “Preferred Stock,” where appropriate.
The following summary description of our capital stock is not necessarily complete and is qualified in its entirety by reference to our charter and bylaws, as amended, each of which has been filed with the Securities and Exchange Commission, as well as applicable provisions of the General Corporation Law of the State of Maryland (the “MGCL”).

Meetings and Special Voting Requirements
An annual meeting of the stockholders will be held each year for the purpose of electing the class of directors whose term is up for election and to conduct other business that may be properly brought before the stockholders. Special meetings of stockholders may be called only upon the request of a majority of our directors, a majority of our independent directors, our chairman, our chief executive officer or our president and must be called by our secretary upon the written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at a meeting. In general, the presence in person or by proxy of a majority of the outstanding shares, exclusive of excess shares (described in “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Restrictions on Ownership and Transfer,” below), shall constitute a quorum. Generally, the affirmative vote of a majority of the votes cast at a meeting at which a quorum is present is necessary to take stockholder action, except that a plurality of all votes cast at such a meeting is sufficient to elect any director.
Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Except for a conversion, our charter provides for approval of these matters by a majority of all the votes entitled to be cast on the matter.
Stockholders may, by the affirmative vote of at least two-thirds of all votes entitled to be cast generally in the election of directors, elect to remove a director for cause.
Repurchases of Excess Shares
We have the authority to redeem “excess shares” (as defined in our charter) immediately upon becoming aware of the existence of excess shares or after giving the holder of the excess shares 30 days to transfer the excess shares to a person whose ownership of such shares would not exceed the ownership limit, and therefore such shares would no longer be considered excess shares. The price paid upon redemption by us shall be the lesser of the price paid for such excess shares by the stockholder holding the excess shares or the fair market value of the excess shares, see “Certain Provisions of Maryland Law and of Our Charter and Bylaws — Restrictions on Ownership and Transfer.”
Common Stock
Certificates
Generally, we will not issue stock certificates. Shares of common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable stock certificates and eliminate the need to return a duly executed stock certificate to the transfer agent to effect a transfer. Transfers can be effected simply by mailing to us a duly executed transfer form. Upon the issuance of shares of common stock, we will send on request to each stockholder a written statement which will include all information that is required to be written upon stock certificates pursuant to the MGCL.
Other Matters
The transfer and distribution paying agent and registrar for our common stock is Computershare, Inc.
Listed Common Stock
Voting Rights
Each share of Listed Common Stock is entitled to one vote on each matter to be voted upon by our stockholders, including the election of directors, and, except as provided with respect to any other class or series of capital stock, the holders of the Listed Common Stock possess exclusive voting power. There is no cumulative voting in the election of directors which means that the holders of a majority of the outstanding Listed Common Stock can elect all of the directors then standing for election and that the holders of the remaining shares are not able to elect any directors.
Dividends, Liquidations and Other Rights
Holders of Listed Common Stock are entitled to receive distributions, when authorized by our board of directors and declared by us, out of assets legally available for the payment of distributions. We currently pay distributions on the Listed Common Stock on a monthly basis. They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities. These rights are subject to the preferential rights of any other class or series of our shares, including the Senior Common Stock and our Preferred Stock, and the provisions of our charter regarding restrictions on transfer and ownership of shares of our capital stock.
Holders of our Listed Common Stock have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. Subject to the restrictions on transfer and ownership of shares of our capital stock contained in our charter, all shares of Listed Common Stock have equal distribution, liquidation and other rights.
Preferred Stock
General
Subject to limitations prescribed by the MGCL and our charter, our board of directors is authorized to issue, from the authorized but unissued shares of stock, shares of preferred stock in class or series and to establish from time to time the number of shares of preferred stock to be included in the class or series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of each class or series. Our board may also increase the number of shares in any existing class or series.
Existing Series of Preferred Stock
Our board of directors has classified:

•	6,000,000 shares of Series D Preferred Stock; and

•	6,760,000 shares of Series E Preferred Stock.
Series D Preferred Stock
Voting Rights
Holders of Series D Preferred Stock generally have no voting rights. However, if dividends on any shares of the Series D Preferred Stock are in arrears for 18 or more consecutive months, holders of the Series D Preferred Stock (voting together as a single class with holders of shares of any series of our preferred stock equal in rank with the Series D Preferred Stock upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional directors to serve on our board of directors until all dividends for the past dividend periods are fully paid or declared and set apart for payment. In addition, we may not amend the charter, including the designations, rights, preferences, privileges or limitations in respect of the Series D Preferred Stock, whether by merger, consolidation or otherwise, in a manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series D Preferred Stock without the affirmative vote of the holders of at least two-thirds of the shares of Series D Preferred Stock then outstanding.
Dividends, Liquidation Preference and Other Rights
Holders of Series D Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us, preferential cumulative cash dividends on the Series D Preferred Stock at a rate of 7.00% per annum of the $25.00 per share liquidation preference (equivalent to $1.75 per annum per share). Beginning on the date of issuance, dividends on the Series D Preferred Stock are payable monthly in arrears and are cumulative.
If we liquidate, dissolve or wind up, holders of the Series D Preferred Stock will have the right to receive the $25.00 per share liquidation preference, plus an amount equal to any accrued and unpaid dividends to and including the date of payment, but without interest, before any payment is made to the holders of our common stock (including our Listed Common Stock and Senior Common Stock) or any other class or series of our capital stock ranking junior to the Series D Preferred Stock as to liquidation rights.
With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series D Preferred Stock will be equal in rank with our Series E Preferred Stock and all other equity securities we issue, the terms of which specifically provide that such equity securities rank on a parity with the Series D Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; senior to our common stock (including our Listed Common Stock and Senior Common Stock); and junior to all our existing and future indebtedness.
Generally, we are not permitted to redeem the Series D Preferred Stock prior to May 25, 2021, except in limited circumstances relating to our ability to qualify as a REIT and pursuant to the special optional redemption provision described below. On and after May 25, 2021, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.
In addition, upon the occurrence of a change of control, as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or American Depositary Receipts representing such securities) is listed on the New York Stock Exchange, the NYSE MKT LLC (now known as NYSE American) or Nasdaq, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series D Preferred Stock, in whole or in part, within 120 days after the first date on which such change of control occurred, by paying $25.00 per share, plus an amount equal to any accrued and unpaid dividends to, but not including, the date of redemption. Should a change of control occur, each holder of Series D Preferred Stock may, at its sole option, elect to cause us to redeem any or all of such holder’s shares of Series D Preferred Stock in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, to, but not including, the redemption date, no earlier than 30 days and no later than 60 days following the date we notify holders of the change of control.
Shares of Series D Preferred Stock are not convertible into or exchangeable for any other securities or property. The Series D Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund.
Series E Preferred Stock
Voting Rights
Holders of Series E Preferred Stock generally have no voting rights. However, if dividends on any shares of the Series E Preferred Stock are in arrears for 18 or more consecutive months, holders of the Series E Preferred Stock (voting together as a single class with holders of shares of any series of our preferred stock equal in rank with the Series E Preferred Stock upon which like voting rights have been conferred and are exercisable) will have the right to elect two additional directors to serve on our board of directors until all dividends for the past dividend periods are fully paid or declared and set apart for payment. In addition, we may not amend the charter, including the designations, rights, preferences, privileges or limitations in respect of the Series E Preferred Stock, whether by merger, consolidation or otherwise, in a manner that would materially and adversely affect the rights, preferences, privileges or voting powers of the Series E Preferred Stock without the affirmative vote of the holders of at least two-thirds of the shares of Series E Preferred Stock then outstanding.
Dividends, Liquidation Preference and Other Rights
Holders of Series E Preferred Stock are entitled to receive, when and as authorized by our board of directors and declared by us, preferential cumulative cash dividends on the Series E Preferred Stock at a rate of 6.625% per annum of the $25.00 per share liquidation preference (equivalent to $1.65625 per annum per share). Beginning on the date of issuance, dividends on the Series E Preferred Stock are payable monthly in arrears and are cumulative.
If we liquidate, dissolve or wind up, holders of the Series E Preferred Stock will have the right to receive the $25.00 per share liquidation preference, plus an amount equal to any accrued and unpaid dividends to and including the date of payment, but without interest, before any payment is made to the holders of our common stock (including our Listed Common Stock and Senior Common Stock) or any other class or series of our capital stock ranking junior to the Series E Preferred Stock as to liquidation rights.
With respect to the payment of dividends and amounts upon liquidation, dissolution or winding up, the Series E Preferred Stock will be equal in rank with our Series D Preferred Stock and all other equity securities we issue, the terms of which specifically provide that such equity securities rank on a parity with the Series E Preferred Stock with respect to dividend rights or rights upon our liquidation, dissolution or winding up; senior to our common stock (including our Listed Common Stock and Senior Common Stock); and junior to all our existing and future indebtedness.
Generally, we are not permitted to redeem the Series E Preferred Stock prior to October 4, 2024, except in limited circumstances relating to our ability to qualify as a REIT and pursuant to the special optional redemption provision described below. On and after October 4, 2024, we may, at our option, redeem the Series E Preferred Stock, in whole or in part, at any time or from time to time, for cash at a redemption price of $25.00 per share, plus an amount equal to any accrued and unpaid dividends (whether or not authorized or declared) to, but not including, the date fixed for redemption, without interest, to the extent we have funds legally available for that purpose.
In addition, upon the occurrence of a change of control or delisting event, as a result of which neither our common stock nor the common securities of the acquiring or surviving entity (or American Depositary Receipts representing such securities) is listed on the New York Stock Exchange, the NYSE American or Nasdaq, or listed or quoted on a successor exchange or quotation system, we may, at our option, redeem the Series E Preferred Stock, in whole or in part, within 120 days after the first date on which such change of control or delisting event occurred, by paying $25.00 per share, plus an amount equal to any accrued and unpaid dividends to, but not including, the date of redemption. Should a change of control or delisting event occur, each holder of Series E Preferred Stock may, at its sole option, elect to cause us to redeem any or all of such holder’s shares of Series E Preferred Stock in cash at a redemption price of $25.00 per share, plus an amount equal to all accrued but unpaid dividends, to, but not including, the redemption date, no earlier than 30 days and no later than 60 days following the date we notify holders of the change of control or delisting event.
Shares of Series E Preferred Stock are not convertible into or exchangeable for any other securities or property. The Series E Preferred Stock has no stated maturity and is not subject to mandatory redemption or any sinking fund.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
Classification of our Board of Directors
Our board of directors is currently comprised of eight members. Our board is divided into three classes of directors. Directors of each class are elected for a term expiring at the annual meeting of stockholders held in the third year following their election and until their respective successor is duly elected and qualifies, and each year one class of directors will be elected by the stockholders. Any director elected to fill a vacancy shall serve for the remainder of the full term of the class in which the vacancy occurred and until a successor is elected and qualifies. We believe that classification of our board of directors helps to assure the continuity and stability of our business strategies and policies as determined by our directors. Holders of shares of our capital stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the capital stock entitled to vote are able to elect all of the successors of the class of directors whose terms expire at that meeting.
Our classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, our classified board could increase the likelihood that incumbent directors will retain their positions. The classified terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us or another transaction that might involve a premium price for our common stock that might be in the best interest of our stockholders.
Removal of Directors
Any director may be removed only for cause by the stockholders upon the affirmative vote of at least two-thirds of all the votes entitled to be cast generally in the election of directors.
Restrictions on Ownership and Transfer
In order for us to qualify as a REIT, not more than 50% (by value) of our outstanding shares may be owned by any five or fewer individuals (including some tax-exempt entities) during the last half of each taxable year, and the outstanding shares must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year for which an election to be treated as a REIT is made. We may prohibit certain acquisitions and transfers of shares to maintain our qualification as a REIT under the Code. However, no assurance can be given that this prohibition will be effective.
In order to assist our board of directors in preserving our status as a REIT, among other purposes, our charter contains an ownership limit which prohibits any person or group of persons from acquiring, directly or indirectly, beneficial or constructive ownership of more than 9.8% of our outstanding shares of capital stock (which includes our common stock and preferred stock). Shares owned by a person or a group of persons in excess of the ownership limit are deemed “excess shares.” Shares owned by a person who individually owns of record less than 9.8% of outstanding shares may nevertheless be excess shares if the person is deemed part of a group for purposes of this restriction.
Our charter stipulates that any purported issuance or transfer of shares shall be valid only with respect to those shares that do not result in the transferee-stockholder owning shares in excess of the ownership limit or in our disqualification as a REIT under the Code. If the transferee-stockholder acquires excess shares, the person is considered to have acted as our agent and holds the excess shares on behalf of the ultimate stockholder.
The ownership limit does not apply to offerors which, in accordance with applicable federal and state securities laws, make a cash tender offer, where at least 90% of the outstanding shares of our stock (not including shares or subsequently issued securities convertible into common stock which are held by the tender offeror and any “affiliates” or “associates” thereof within the meaning of the Exchange Act) are duly tendered and accepted pursuant to the cash tender offer. The ownership limit also does not apply to the underwriter in a public offering of our shares. The ownership limit also does not apply to a person or persons which our directors exempt from the ownership limit upon appropriate assurances that our qualification as a REIT is not jeopardized.
We have the authority to (a) redeem excess shares upon becoming aware of the existence of excess shares after giving the holder of the excess shares written notice of the redemption not less than one week prior to the redemption date, or (b) grant the holder 30 days to transfer the excess shares to any person or group of persons whose ownership of such shares would not exceed the ownership limit, and therefore such shares would no longer be considered excess shares. The price paid upon redemption by us shall be the lesser of the price paid for such excess shares by the stockholder holding the excess shares or the fair market value of the excess shares.
Distributions
Distributions will be paid to stockholders as of the close of business on the applicable record date selected by our board of directors. We are required to make distributions to our stockholders sufficient to satisfy the REIT requirements. If we satisfy the REIT requirements, we generally will not be subject to federal corporate income tax on any income that we distribute to our stockholders.
Unless otherwise specified in the governing instrument of the capital stock, distributions will be paid at the discretion of our board of directors based upon our earnings, cash flow, general financial condition and applicable law. Because we may receive income from interest or rents at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period but may be made in anticipation of cash flow, which we expect to receive during a later period of the year and may be made in advance of actual receipt in an attempt to make distributions relatively uniform. We may borrow to make distributions if the borrowing is necessary to maintain our REIT status, or if the borrowing is part of a liquidation strategy whereby the borrowing is done in anticipation of the sale of properties and the proceeds will be used to repay the loan.
Information Rights
Any stockholder, or his or her agent, upon written request, may, during usual business hours and for any lawful and proper purpose, inspect and copy our bylaws, minutes of the proceedings of our stockholders, our annual financial statements and any voting trust agreement that is on file at our principal office. In addition, one or more stockholders who together are, and for at least six months have been, record holders of 5% of any class of our stock are entitled to inspect and copy our stockholder list and books of account upon written request. The list will include the name and address of, and the number of shares owned by, each stockholder and will be available at our principal office within 20 days of the stockholder’s request. A 5% stockholder may also request in writing a statement of our affairs.
The rights of stockholders described herein are in addition to, and do not adversely affect rights provided to investors under, Rule 14a-7 promulgated under the Exchange Act, which provides that, upon request of investors and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders, or, at our option, provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution themselves.
Business Combinations
The MGCL prohibits “business combinations” between a corporation and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, statutory share exchange, or, in circumstances specified in the statute, certain transfers of assets, certain stock issuances and transfers, liquidation plans and reclassifications involving interested stockholders and their affiliates. The MGCL defines an interested stockholder as:

•	any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or

•
an affiliate or associate of the corporation who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation.

A person is not an interested stockholder if the board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between a corporation and an interested stockholder generally must be recommended by the board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of the then outstanding shares of voting stock; and

•
two-thirds of the votes entitled to be cast by holders of the voting stock other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or shares held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if the common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares.
The statute permits various exemptions from its provisions, including business combinations that are approved by the board of directors before the time that the interested stockholder becomes an interested stockholder.
Our board of directors has by resolution exempted any business combination between the corporation and our officers and directors from these provisions of the MGCL and, consequently, the five-year prohibition and the super-majority vote requirements will not apply to business combinations between us and any of our officers and directors unless our board later resolves otherwise.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:

•	a classified board of directors;

•	a two-thirds vote requirement for removing a director;

•	a requirement that the number of directors be fixed only by vote of the directors;

•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling by stockholders of a stockholder-requested special meeting of stockholders.
We have elected to be subject to each of the above provisions of Title 3, Subtitle 8 of the MGCL.
Amendments to Our Charter and Bylaws
Our charter generally may be amended only if the amendment is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Our board of directors, with the approval of a majority of the entire board, and without any action by our stockholders, may also amend our charter from time to time to increase or decrease the aggregate number of shares of stock or the number of shares of stock of any class or series we are authorized to issue.
Each of our board of directors and stockholders has the power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Extraordinary Transactions
Under the MGCL, a Maryland corporation generally cannot dissolve, merge, convert, sell all or substantially all of its assets, engage in a statutory share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation’s charter. As permitted by the MGCL, except for a conversion, our charter provides that any of these actions may be approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Operations
We generally are prohibited from engaging in certain activities, including acquiring or holding property or engaging in any activity that would cause us to fail to qualify as a REIT.
Term and Termination
Our charter provides for us to have a perpetual existence. Pursuant to our charter, and subject to the provisions of any of our classes or series of stock then outstanding and upon the approval by a majority of the entire board of directors, our stockholders by the affirmative vote of a majority of all of the votes entitled to be cast on the matter, may approve a plan of liquidation and dissolution.
Advance Notice of Director Nominations and New Business
Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of persons for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•
by a stockholder who was a stockholder of record at the time of the provision of notice, who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of persons for election to our board of directors at which directors are to be elected pursuant to our notice of the meeting may be made only:

•	by or at the direction of our board of directors; or

•
by a stockholder who was a stockholder of record at the time of the provision of notice, who is entitled to vote at the meeting and who has complied with the advance notice provisions set forth in our bylaws.

Power to Issue Additional Shares
In the future, we may issue additional securities, including upon the redemption of limited partnership interests that we may issue in connection with acquisitions of real property. We believe that the power to issue additional shares of stock and to classify or reclassify unissued shares of common stock or preferred stock and thereafter to issue the classified or reclassified shares provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise. These actions can be taken without stockholder approval, unless stockholder approval is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. Although we have no present intention of doing so, we could issue a class or series of shares that could delay, defer or prevent a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interest.
Control Share Acquisitions
The MGCL provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to such shares except to the extent approved at a special meeting by the affirmative vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock in a corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of shares of stock of the corporation in the election of directors: (i) a person who makes or proposes to make a control share acquisition, (ii) an officer of the corporation or (iii) an employee of the corporation who is also a director of the corporation. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.
A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of or, if no such meeting is held, as of the date of the last control share acquisition by the acquirer, any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.
The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the corporation.
We have not opted out of the control share acquisition statute.
Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The business combination provisions and the control share acquisition provisions of the MGCL, the classification of our board of directors, the restrictions on the transfer and ownership of stock and the advance notice provisions of our bylaws could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of common stock or otherwise be in their best interests.
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